EXHIBIT 99.1

For more information, please contact:
Hugh W. Mohler, Chairman & CEO                               410-427-3707
Mark A. Semanie, Executive Vice President & CFO              410-427-3715

                 Bay National Corporation Posts Full-Year Profit

BALTIMORE, MD--February 2, 2004--Bay National Corporation (OTCBB: BANI.OB), parent company of Bay National Bank, today reported it achieved full-year profitability for 2003. Net income for the year ended December 31, 2003 was $7,500 compared to a loss of $992,500 for the same period in 2002.

Hugh W. Mohler, Bay National's Chairman and Chief Executive Officer, commented, "Our unwavering commitment to meeting the goals of our strategic plan and reaching profitability in 2003 is notable. To accomplish this in the midst of such tough economic conditions, accompanied by unprecedented low interest rates, speaks volumes for the extraordinary efforts of our professional staff and Board of Directors."

"Our results for 2003 were capped by a strong fourth quarter," continued Mr. Mohler. "Net income grew 23% over third quarter, from $107,000 to $132,000, and diluted net income per share increased 16%, from $0.06 to $0.07. This performance was driven by our growth in assets together with consistent balance sheet leverage."

Deposits increased 43% to $109 million at December 31, 2003, compared to $76 million at December 31, 2002. Net loans surpassed the $100 million mark rising 49% from December 31, 2002 level of $67 million. Assets at December 31, 2003 reached $122.3 million, a 45% increase over the prior year results of $84.6 million.

Credit quality remained strong during the fourth quarter with one non-performing loan of $4,100 at December 31, 2003, which we anticipate charging off in the first quarter of 2004.


"I believe," Mr. Mohler added, "that the fourth quarter may have marked the beginning of strengthening economic conditions, as Commerce Department figures indicate we may be moving from a narrow consumer/housing-led recovery to a more balanced one. While the business environment is still extremely fragile, we enter 2004 optimistic and well-positioned to respond to increased commercial loan demand."

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"We will continue to  differentiate  ourselves from the  competition by offering the expertise and product array of a much larger institution with the market knowledge and exceptional service of a locally-owned and managed institution," Mr. Mohler concluded. "Our willingness to listen--and respond--to our customers has helped us weather the economic storms of the past few years and remains our core operating principle."

Bay National Corporation has two full-service banking offices--Northern Baltimore County and Salisbury, Maryland. It focuses on filling the void created by the persistent and unprecedented bank merger and acquisition activity. The Bank's niche is small to middle-market businesses, professional service firms, entrepreneurs and successful individuals. It offers a complete range of commercial, private, cash management, retail and mortgage banking services delivered with a high degree of respect and integrity.


The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Such statements, regarding Bay National Corporation's anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values; as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect Bay National Corporation specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. Bay National Corporation will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Bay National Corporation reports filed with the U.S. Securities and Exchange Commission and available at their web site www.sec.gov.



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SELECTED UNAUDITED FINANCIAL DATA
AS OF DECEMBER 31, 2003 and 2002
(dollars in thousands, except per share data)

                                                                                        2003             2002
                                                                                        ----             ----
                Total assets                                                         $  122,328      $   84,609
                Cash and due from banks                                                     573             363
                Federal funds sold and other overnight investments                       17,487          11,753
                Loans held for sale                                                         924           2,819
                Investment securities available for sale                                  1,548             948
                Other equity securities                                                     481             356
                Loans, net                                                              100,125          67,227
                Deposits                                                                108,531          76,079
                Short-term borrowings                                                     1,222             507
                Stockholders' equity                                                     12,067           7,610

                Common shares outstanding                                             1,862,710       1,242,020
                Book value per share                                                 $     6.48      $     6.13
                Ratio of interest earning assets to interest bearing liabilities         127.61%         127.68%
                Stockholders' equity as a percentage of assets                             9.86%           8.99%


SELECTED UNAUDITED FINANCIAL RATIOS
FOR YEAR ENDED DECEMBER 31, 2003 and 2002

Weighted average yield/rate on:
                                                                                        2003             2002
                                                                                        ----             ----
                Loans                                                                   5.98%            6.52%
                Investments and interest bearing cash balances                           .80%            1.43%
                Deposits and short-term borrowings                                      2.26%            2.84%
                Net interest spread                                                     2.81%            2.80%
                Net interest margin                                                     3.29%            3.43%

SELECTED UNAUDITED OPERATIONAL DATA FOR THE PERIODS ENDED DECEMBER 31, 2003 and 2002 (dollars in thousands, except per share data)

                                                          Three Months Ended                  Year Ended
                                                              December 31,                   December 31,

                                                        2003            2002           2003              2002
                                                        ----            ----           ----              ----
Interest income                                 $       1,514    $      1,087  $        5,520     $      3,486
Interest expense                                          489             426           1,937            1,367
Net interest income                                     1,025             661           3,583            2,119
Provision for credit losses                                60             114             415              405
Net interest income after provision for credit            965             547           3,168            1,714
     losses
Non-interest income                                       164             217             849              718
Non-interest expenses                                     997             914           4,009            3,424
Income (Loss) before income taxes                         132            (150)              8             (992)
                                                           -                -               -                -
Net Income (loss)                               $         132    $       (150) $            8     $       (992)

PER COMMON SHARE
Basic net income (loss) per share               $         .07  $         (.12) $      -           $       (.80)
Diluted net income (loss) per share             $         .07  $         (.12) $      -           $       (.80)
Average shares outstanding (Basic)                  1,862,710       1,242,020       1,660,348        1,242,020
Average shares outstanding (Diluted)                1,893,927       1,242,020       1,682,905        1,242,020

STOCK PRICE
     High                                       $       10.15    $       8.60  $        11.00     $       8.60
     Low                                        $        9.50    $       7.00  $         8.05     $       6.70
     Close                                      $       10.10    $       8.10  $        10.10     $       8.10

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